                                                                     EXHIBIT 4.5


                      FORM OF MANAGEMENT STOCKHOLDER'S AGREEMENT


         This Management Stockholder's Agreement (this "Agreement") is entered into as of February __, 1997 between EVENFLO & SPALDING HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and __________________ (the "Purchaser") (the Company and the Purchaser being hereinafter collectively referred to as the "Parties").


                                       RECITALS

         The Company entered into a Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement"), dated as of August 15, 1996, by and among the Company, Strata Holdings L.P. and Abarco N.V., pursuant to which the Company was recapitalized (the "Recapitalization") on September 30, 1996. In connection with the Recapitalization, the Company has sold and proposes to sell shares of its Common Stock, par value $.01 per share (the "Common Stock"), to key employees of the Company and certain other investors at a price of $5.00 per share of Common Stock.

         This Agreement is one of several other agreements ("Other Purchasers' Agreements") which have been, or which in the future will be, entered into between the Company and other individuals who are or will be key employees of the Company or one of its subsidiaries (collectively, the "Other Purchasers"). In addition, the Company has also entered into, and may in the future enter into, agreements (the "Investors' Agreements") with other purchasers (collectively, the "Investors") pursuant to which the Investors purchased or will purchase shares of Common Stock.

         The Company has agreed to sell _______________ shares of Common Stock to Purchaser so that Purchaser shall receive, in the aggregate, _______________ shares of Common Stock (the "Purchase Stock"). In addition, the Company will grant to Purchaser an option or options to purchase Common Stock ("Options") at an exercise price of $5.00 per share of Common Stock pursuant to the terms of the 1996 Stock Purchase and Option Plan for Key Employees of Evenflo & Spalding Holdings Corporation and Subsidiaries (the "Option Plan") and the "Non-Qualified Stock Option Agreement" attached hereto as Exhibit A.


                                      AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:


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                                                                               2


         1.   PURCHASE OF STOCK; ISSUANCE OF OPTIONS.

         (a) Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for and shall purchase, and the Company shall sell to the Purchaser and deliver to the Purchaser (or, at the Purchaser's option, the Purchaser's Trust (as hereinafter defined)), the Purchase Stock at a purchase price of $5.00 per share on February ___, 1997 (the "Purchase Date"). The Company shall have no obligation to sell any Purchase Stock to any person who (i) is a resident or citizen of a state or other jurisdiction in which the sale of the Purchase Stock to him or her would constitute a violation of the securities or "blue sky" laws of such jurisdiction or (ii) is not an employee of the Company or any of its subsidiaries on the date hereof.

         (b) The aggregate price for the Purchase Stock shall be $__________ (such amount hereinafter sometimes referred to as the "Purchase Price"). The Purchase Price shall be paid in the following manner: (i) the Purchaser shall deliver to the Company at least three business days prior to the Purchase Date cash or a certified bank check or checks payable to the order of the Company in the aggregate amount of the Purchase Price or (ii) on the Purchase Date the Purchaser shall pay to the Company by wire transfer of immediately available funds the aggregate amount of the Purchase Price. On the Purchase Date, in consideration of receipt of the Purchase Price, the Company will deliver to the Purchaser a certificate, registered in the Purchaser's name, for the Purchase Stock, which shall be subject to the terms and conditions hereinafter set forth.

         (c) Subject to the terms and conditions hereinafter set forth and upon and as of the Purchase Date, the Company shall issue to the Purchaser the Options and the Parties shall execute and deliver to each other copies of the Non-Qualified Stock Option Agreement concurrently with the issuance of the Options.

         2.   PURCHASER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         (a) The Purchaser agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such act being herein referred to as a "transfer") any shares of the Purchase Stock and, at the time of exercise, the Common Stock issuable upon exercise of the Options (collectively, the "Stock") unless such transfer complies with Section 3 of this Agreement. Furthermore, if the Purchaser is an "affiliate" (as defined under Rule 405 of the rules and regulations promulgated under the Act and as interpreted by the Board of Directors of the Company) of the Company (an "Affiliate"), the Purchaser agrees and acknowledges that he will not transfer any shares of the Stock unless (i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the rules and regulations in effect thereunder (the "Act"), and in compliance with applicable provisions of state securities laws or (ii) counsel for the Purchaser (which shall be such counsel acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from


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                                                                               3


registration under the Act. Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Act and this Agreement and no opinion of counsel is required in connection therewith: (x) a transfer made pursuant to Section 4, 5 or 6 hereof, (y) a transfer upon the death of the Purchaser to his executors, administrators, testamentary trustees, legatees or beneficiaries (the "Purchaser's Estate") or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement, provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and (z) a transfer made after the Purchase Date in compliance with the federal securities laws to a trust or custodianship the beneficiaries of which may include only the Purchaser, his spouse or his lineal descendants (a "Purchaser's Trust") or a transfer made after the third anniversary of the Purchase Date to such a trust by a person, other than the Purchaser, who has become a holder of Stock in accordance with the terms of this Agreement, provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof.

         (b) During the term of this Agreement, the certificate (or certificates) representing the Stock shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER'S AGREEMENT DATED AS OF FEBRUARY ___, 1997 BETWEEN EVENFLO & SPALDING HOLDINGS CORPORATION ("THE COMPANY") AND THE PURCHASER NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).

         (c) The Purchaser acknowledges that he has been advised that (i) the Stock has been registered on form S-8 under the Act, (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate transfer restrictions will be issued to the Company's transfer agent with respect to the Stock. If the Purchaser is an Affiliate, the Purchaser also acknowledges that (i) the Stock must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Stock unless it is subsequently registered under the Act or an exemption from such registration is available, (ii) it is not anticipated that there will be any market on an exchange or a quotation service for the Stock, (iii) when and if shares of the Stock may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with Regulation A or some other exemption under the Act.


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                                                                               4


         (d) If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Purchaser shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the Securities and Exchange Commission (the "SEC").

         (e) The Purchaser agrees that, if any shares of the capital stock of the Company are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), the Purchaser will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement within 7 days prior to, or within 180 days after, the effective date of such registration statement, unless otherwise agreed to in writing by the Company.

         (f) The Purchaser represents and warrants that (i) he has received and reviewed the documents comprising the Prospectus (the "Prospectus") relating to the Stock and the documents referred to therein, certain of which documents set forth the rights, preferences and restrictions relating to the Stock and
(ii) he has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which he deems necessary to evaluate the merits and risks related to his investment in the Purchase Stock and to verify the information contained in the Prospectus and the information received as indicated in this Section 2(f)(ii), and he has relied solely on such information.

         (g) The Purchaser further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Purchase Stock, (iii) he understands and has taken cognizance of all risk factors related to the purchase of the Stock, including those set forth in the Prospectus referred to above, and
(iv) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his purchase of the Purchase Stock as contemplated by this Agreement.

         3.   RESTRICTION ON TRANSFER.

         Except for transfers permitted by clauses (x), (y) and (z) of Section 2(a) or a sale of shares of Stock pursuant to an effective registration statement under the Act filed by the Company or pursuant to the Sale Participation Agreement (as defined below), the Purchaser agrees that he will not transfer any shares of the Stock at any time prior to the fifth


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                                                                               5


anniversary of the Purchase Date. No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

         4.   RIGHT OF FIRST REFUSAL.

         If at any time after the fifth anniversary of the Purchase Date and prior to a Public Offering (as defined below), the Purchaser receives a bona fide offer to purchase any or all of his shares of Stock (the "Offer") from a third party (the "Offeror") which the Purchaser wishes to accept, the Purchaser shall cause the Offer to be reduced to writing and shall notify the Company in writing of his wish to accept the Offer. The Purchaser's notice shall contain an irrevocable offer to sell such shares of Stock to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the Offeror). At any time within 30 days after the date of the receipt by the Company of the Purchaser's notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Offer either (i) at the same price and on the same terms and conditions as the Offer or (ii) if the Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company's Board of Directors, by delivering a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the Purchaser at the principal office of the Company against delivery of certificates or other instruments representing the shares of the Purchase Stock so purchased, appropriately endorsed by the Purchaser. If at the end of such 30 day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the Purchaser may during the succeeding 30 day period sell not less than all of the shares of Stock covered by the Offer to the Offeror at a price and on terms no less favorable to the Purchaser than those contained in the Offer. Promptly after such sale, the Purchaser shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 30 days following the expiration of the 30 day period for the Company to purchase the Stock, the Purchaser has not completed the sale of such shares of the Stock as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Stock.

         5.   PURCHASER'S RESALE OF STOCK AND OPTIONS TO THE
              COMPANY UPON THE PURCHASER'S DEATH OR DISABILITY.

         (a) Except as otherwise provided herein, if at any time prior to a Public Offering (i) the Purchaser is still in the employ of the Company or any subsidiary of the Company, or had retired from the Company and its subsidiaries
(A) at age 65 or over after having been employed by the Company or any subsidiary for at least five years after the Purchase Date or (B) at age 55 or over if such Purchaser has been employed with the Company or a Subsidiary for a minimum of 15 years and after having been employed by the Company or any subsidiary for at least five years after the Purchase Date, and (ii) the Purchaser either dies or becomes permanently disabled, then the Purchaser, the Purchaser's


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                                                                               6


Estate or a Purchaser's Trust, as the case may be, shall have the right, for six months (or such longer time as determined by the Board of Directors) following the date of death or permanent disability, to (I) sell to the Company, and the Company shall be required to purchase, on one occasion, all or any portion of the shares of Stock then held by the Purchaser, the Purchaser's Trust and/or the Purchaser's Estate, as the case may be, at the Section 5 Repurchase Price, as determined in accordance with Section 7, and (II) require the Company to pay to the Purchaser or the Purchaser's Estate, as the case may be, an additional amount equal to the Option Excess Price determined on the basis of a Section 5 Repurchase Price as provided in Section 8 with respect to the termination of outstanding Options held by the Purchaser. The Purchaser, the Purchaser's Estate and/or the Purchaser's Trust, as the case may be, shall send written notice to the Company of its intention to sell shares of Stock and to terminate such Options in exchange for the payment referred to in the preceding sentence (the "Redemption Notice"). The completion of the purchase shall take place at the principal office of the Company on the tenth business day after the giving of the Redemption Notice. The Section 5 Repurchase Price and any payment with respect to the Options as described above shall be paid by delivery to the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, of a wire transfer of immediately available funds or a certified bank check or checks in the appropriate amount payable to the order of the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, against delivery of certificates or other instruments representing the Purchase Stock so purchased and appropriate documents cancelling the Options so terminated appropriately endorsed or executed by the Purchaser, the Purchaser's Estate or the Purchaser's Trust, or his or its duly authorized representative. For purposes of this Agreement, Purchaser shall be deemed to have a "permanent disability" when the majority of the Board of Directors of the Company shall, in good faith, so determine.

         (b) Notwithstanding anything in Section 5(a) to the contrary and subject to Section 11, if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if the repurchase referred to in Section 5(a) would result in a default or an event of default on the part of the Company or any subsidiary of the Company under any such agreement or if a repurchase would not be permitted under Delaware General Corporation Law (the "DGCL") (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an "Event"), the Company shall not be obligated to repurchase any of the Purchase Stock or the Options from the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, until the first business day which is 10 calendar days after all of the foregoing Events have ceased to exist (the "Repurchase Eligibility Date"); PROVIDED, HOWEVER, that (i) the number of shares of Purchase Stock subject to repurchase under this Section 5(b) shall be that number of shares of Purchase Stock, and (ii) the number of Exercisable Option Shares (as defined in Section
8) for purposes of calculating the Option Excess Price payable under this
Section 5(b) shall be the number of Exercisable Option Shares, held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust, as the case may be, at the time of delivery of a Redemption Notice in accordance with Section 5(a) hereof; PROVIDED, FURTHER, that the Repurchase Calculation Date (as defined herein) shall be determined in accordance with Section 7 as of the Repurchase Eligibility Date (unless the Section 5 Repurchase Price would be greater if the Repurchase Calculation Date had been determined as if no Event had occurred in which case, solely for purposes of this PROVISO, the Repurchase Calculation Date shall be determined as if no Event had occurred). All Options exercisable as of the date of a Redemption Notice shall continue to be exercisable until the repurchase pursuant to such Redemption Notice.

         (c) Notwithstanding any other provision of this Section 5 to the contrary and subject to Section 11, the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, shall have the right to withdraw any Redemption Notice which has been pending for 60 or more days and which has remained unsatisfied because of the provisions of Section 5(b).

         6.   THE COMPANY'S OPTION TO REPURCHASE STOCK
              AND OPTIONS OF PURCHASER.

         (a)  If, on or prior to the fifth anniversary of the Purchase Date,
(i) the Purchaser's active employment with the Company (and/or, if applicable, its subsidiaries) is voluntarily or involuntarily terminated for any reason whatsoever, with or without Cause, (ii) the beneficiaries of a Purchaser's Trust shall include any person or entity other than the Purchaser, his spouse or his lineal descendants, or (iii) the Purchaser shall effect a transfer of any of the Stock other than as permitted in this Agreement (alternatively, a "Call Event"), the Company shall have the right to purchase all, but not less than all, of the shares of the Stock then held by the Purchaser or a Purchaser's Trust at the Section 6 Repurchase Price determined in accordance with Section 7 hereof; PROVIDED, HOWEVER, that if the termination of employment results from (A) the death or permanent disability of the Purchaser or (B) the retirement of the Purchaser from the Company or any of its subsidiaries (A) at age 65 or over after having been employed by the Company or any subsidiary for at least fifteen years and has been employed with the Company or any Subsidiary for at least five years after the Purchase Date or (B) at age 55 or over if such Purchaser has been employed with the Company or any subsidiary for at least five years after the Purchase Date, the Company shall have the right to purchase all, but not less than all, of the shares of the Purchase Stock then held by the Purchaser or a Purchaser's Trust but the Repurchase Price shall be the Section 5 Repurchase Price. The Company shall have a period of 75 days from the date of a Call Event in which to give notice in writing to the Purchaser of the exercise of such election ("Call Notice"). In the event that the Company exercises its right to repurchase shares of the Purchase Stock pursuant to this Section 6, the Company shall also pay the Purchaser an amount equal to the Option Excess Price determined on the basis of the Section 6 Repurchase Price or the
Section 5 Repurchase Price, as the case may be, as provided in Section 7, with respect to the termination of outstanding Options held by the Purchaser.


         (b) The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company on the tenth business day after the giving of notice of the exercise of the option to purchase. The
Section 5 Repurchase Price or the Section 6 Repurchase Price, as the case may be, and any payment with respect to the Options as described above shall be paid by delivery to the Purchaser of a wire transfer of immediately available funds or a certified bank check or checks in the appropriate amount payable to the order of the Purchaser against delivery of certificates or other instruments representing the Purchase Stock so purchased and appropriate documents cancelling the Options so terminated, appropriately endorsed or executed by the Purchaser, the Purchaser's Trust or his or its authorized representative.

         (c) Notwithstanding any other provision of this Section 6 to the contrary and subject to Section 11, if there exists and is continuing any Event, the Company shall delay the repurchase of any of the Purchase Stock or the Options (pursuant to a Call Notice given on a timely basis in accordance with Section 6(a) hereof) from the Purchaser, the Purchaser's Estate, or the Purchaser's Trust, as the case may be, until the Repurchase Eligibility Date; PROVIDED, HOWEVER, that (i) the number of shares of Purchase Stock subject to repurchase under this Section 6(c) shall be that number of shares of Purchase Stock and (ii) the number of Exercisable Option Shares for purposes of calculating the Option Excess Price payable under this Section 6(c) shall be the number of Exercisable Option Shares held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust, as the case may be, at the time of delivery of a Call Notice in accordance with Section 6(a) hereof; PROVIDED, FURTHER, that the Repurchase Calculation Date shall be determined in accordance with Section 7 based on the Repurchase Eligibility Date (unless the applicable Repurchase Price would be greater if the Repurchase Calculation Date had been determined as if no Event had occurred, in which case, solely for purposes of this PROVISO, the Repurchase Calculation Date shall be determined as if no Event had occurred). All Options exercisable as of the date of a Call Notice shall continue to be exercisable until the repurchase pursuant to such Call Notice.

         7.   DETERMINATION OF REPURCHASE PRICE.

         (a) The Section 5 Repurchase Price and the Section 6 Repurchase Price are hereinafter collectively referred to as the "Repurchase Price." The Repurchase Price shall be calculated on the basis of the unaudited financial statements of the Company or the Market Price Per Share (as defined in Section 7(f)) as of the last day of the fiscal quarter preceding the later of (i) the fiscal quarter in which the event giving rise to the repurchase occurs and (ii) the fiscal quarter in which the Repurchase Eligibility Date occurs (hereinafter called the "Repurchase Calculation Date"). The event giving rise to the repurchase shall be the death, permanent disability, retirement or termination of employment, as the case may be, of the Purchaser, not the giving of any notice required pursuant to Section 5 or 6.

         (b) Prior to a Public Offering (as hereinafter defined) the Section 5 Repurchase Price shall be a per share Repurchase Price equal to $5.00 plus the amount, if any, by which the Book Value Per Share (as defined in Section 7(d)) as of the Repurchase Calculation Date exceeds $5.00. After a Public Offering, the Section 5 Repurchase Price shall be a per share Repurchase Price equal to $5.00 plus the amount, if any, by which the Market Price Per Share as of the Repurchase Calculation Date exceeds $5.00.

         (c) Prior to a Public Offering, the Section 6 Repurchase Price shall be a per share Repurchase Price equal to the lesser of (i) the Book Value Per Share (as defined in paragraph (d) below) or (ii) $5.00 plus (x) the Percentage (as defined below) multiplied by (y) the amount, if any, by which the Book Value Per Share as of the Repurchase Calculation Date exceeds $5.00. After a Public Offering, the Section 6 Repurchase Price shall be a per share Repurchase Price equal to the lesser of (i) Market Price Per Share or
(ii) $5.00 plus (a) the Percentage multiplied by (b) the amount, if any, by which the Market Price Per Share as of the Repurchase Calculation Date exceeds $5.00; PROVIDED, HOWEVER, that in the event of Purchaser's termination without Cause by the Company (and/or, if applicable, its subsidiaries) or with Good Reason by the Purchaser, the Section 6 Repurchase Price shall be the Book Value Per Share or Market Price Per Share, as the case may be. For purposes of this Agreement the following definitions shall apply: "Cause" shall mean (i) the Purchaser's willful and continued failure to perform Purchaser's duties with respect to the Company or its subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to Purchaser by the Company or (ii) misconduct by Purchaser involving (x) dishonesty or breach of trust in connection with Purchaser's employment which is reasonably likely to be injurious to the Company or (y) conduct which would be a reasonable basis for an indictment of Purchaser for a felony or for a misdemeanor involving moral turpitude; and "Good Reason" shall mean (i) a material reduction in Purchaser's base salary or (ii) a substantial reduction in Purchaser's duties and responsibilities other than as approved by the Chief Executive Officer of the Company. Notwithstanding the immediately preceding sentence, the definitions in any employment agreement in effect on the date hereof between the Company and Purchaser of "Cause" and "Good Reason" shall supersede and replace the definitions of "Cause" and "Good Reason" in the immediately preceding sentence and shall be deemed incorporated by reference in this Agreement in their entirety.

         The "Percentage" shall be determined as follows:

REPURCHASE CALCULATION DATE                                          PERCENTAGE
---------------------------                                          ----------

Purchase Date through and including the first anniversary of
  the Purchase Date                                                     0%

After the first anniversary of the Purchase Date through and
  including the second anniversary of the Purchase Date                20%

After the second anniversary of the Purchase Date through and
  including the third anniversary of the Purchase Date                 40%

After the third anniversary of the Purchase Date through and
  including the fourth anniversary of the Purchase Date                60%

After the fourth anniversary of the Purchase Date through and
  including the fifth anniversary of the Purchase Date                 80%

After the fifth anniversary of the Purchase Date                      100%

          (d) For purposes of this Agreement, "Book Value Per Share" shall be the quotient of (a) (i) $250 million PLUS (ii) the aggregate net income of the Company from and after the date of the Recapitalization (as decreased by any net losses from and after the date of the Recapitalization) PLUS (iii) the aggregate dollar amount contributed to (or credited to Common Stockholders' equity of) the Company after the date of the Recapitalization as equity of the Company (including consideration to be received upon exercise of the Options and other stock equivalents) PLUS

(iv) to the extent reflected as deductions to Book Value Per Share in clause
(ii) above, or minus, to the extent reflected as additions to Book Value Per Share in clause (ii) above, unusual or other items recognized by the Company, if and to the extent determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company, minus, (v) the aggregate dollar amount of any dividends paid by the Company after the date of the Recapitalization divided by (b) the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and other rights to acquire Common Stock and the conversion of all securities convertible into shares of Common Stock. The calculations set forth in clauses (a)(ii), (a)(iii),
(a)(iv) and (a)(v) of the immediately preceding sentence shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with any prior periods as reflected in the consolidated financial statements of the Company.

     (e) As used herein the term "Public Offering" shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-8 or any other similar form) which results in an active trading market in the Common Stock if such a market does not already exist. A "Qualified Public Offering" shall mean a Public Offering pursuant to an effective registration statement relating to the sale of shares of the Company Stock held by Strata Associates, L.P., a Delaware limited partnership and its affiliates; PROVIDED, HOWEVER, that a "Qualified Public Offering" shall be deemed to have occurred if there has been a Public Offering and there exists an active trading market in 40% or more of the Common Stock.

          (f) As used herein the term "Market Price Per Share" shall mean the price per share equal to the average of the last sale price of the Common Stock on the Repurchase Calculation Date on each exchange on which the Common Stock may at the time be listed or, if there shall have been no sales on any of such exchanges on the Repurchase Calculation Date, the average of the closing bid and asked prices on each such exchange at the end of the Repurchase Calculation Date or if there is no such bid and asked price on the Repurchase Calculation Date on the next preceding date when such bid and asked price occurred or, if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ at the end of the Repurchase Calculation Date. If the Common Stock is not so listed or reported by NASDAQ, then the Market Price Per Share shall be the Book Value Per Share.

          (g) In determining the Repurchase Price, appropriate and equitable adjustments shall be made by the Compensation Committee for any future issuances of rights to acquire and securities convertible into Common Stock and any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Common Stock.

          8. STOCK ISSUED TO PURCHASER UPON EXERCISE OF STOCK OPTIONS; TERMINATION OF OPTIONS.

          (a) The Company may from time to time grant to the Purchaser, in addition to the Options, options under the Option Plan to purchase shares of Common Stock at $5.00 per share or at a different option exercise price. The term "Purchase Stock" as used in this Agreement shall include all shares of Common Stock of the Company purchased by the Purchaser pursuant to this Agreement and issued to the Purchaser by the Company upon exercise of the Options and of any other stock options held by the Purchaser.

          (b) All outstanding Options granted to the Purchaser under the Option Plan or otherwise, whether or not then exercisable, will be automatically terminated upon the payment by the Company to the Purchaser (if not otherwise terminated pursuant to Section 3.2 of the Non-Qualified Stock Option Agreement relating to such Options), pursuant to the provisions of Sections 5 or 6 of this Agreement, of an amount equal to the Option Excess Price. If the Option Excess Price is zero or a negative number, all outstanding stock options granted to the Purchaser under the Option Plan or otherwise, whether or not then exercisable, shall be automatically terminated upon the repurchase of Stock as provided in Sections 5 or 6. The Option Excess Price is the excess, if any, of the Section 5 Repurchase Price or the Section 6 Repurchase Price, depending on which Repurchase Price is being used to repurchase the remainder of the Stock, over the Option Price (as defined in the Option Plan) multiplied by the number of Exercisable Option Shares. For purposes hereof, "Exercisable Option Shares" shall mean the shares of Common Stock which, at the time of determination of the Option Excess Price, could be purchased by the Purchaser upon exercise of his outstanding options.

          9.   THE COMPANY'S REPRESENTATIONS AND WARRANTIES.

          (a) The Company represents and warrants to the Purchaser that (i) this Agreement has been duly authorized, executed and delivered by the Company and (ii) the Purchase Stock, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

          (b) If the Company shall have engaged in a Public Offering, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Purchaser to sell shares of Stock without registration under the Act within the limitations of the exemptions provided by (A) Rule 144 or Rule 144A under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 10(b), the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder. Nothing in this Section 9(b) shall be deemed to limit in any manner the restrictions on sales of Stock contained in this Agreement.

          10.  "PIGGYBACK" REGISTRATION RIGHTS.

          (a) Effective upon the purchase of Common Stock pursuant to this Agreement, until the later of (i) the first occurrence of a Qualified Public Offering (as defined in Section 7(e) above) or (ii) the fifth anniversary of the Purchase Date, the Purchaser hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement dated as of September 30, 1996, among the Company, Strata Associates, L.P. and KKR Partners II, L.P. (the "Registration Rights Agreement") and, in the case of a Qualified Public Offering and subject to the limitations set forth in this Section 10, shall have all of the rights and privileges of the Registration Rights Agreement, in each case as if the Purchaser were an original party (other than the Company) thereto; PROVIDED, HOWEVER, that the Purchaser shall not have any rights to request registration under Section 3 of the Registration Rights Agreement; and provided further, that the Purchaser shall not be bound by any amendments to the Registration Rights Agreement unless Purchaser consents thereto. Notwithstanding anything to the contrary contained in the Registration Rights Agreement, the Purchaser's rights and obligations under the Registration Rights Agreement shall be subject to the limitations and additional obligations set forth in this Section 10. All shares of Stock purchased by the Purchaser pursuant to this Agreement and held by the Purchaser, the Purchaser's Trust or the Purchaser's Estate, including shares purchased upon the exercise of Options, shall be deemed to be Registrable Securities as defined in the Registration Rights Agreement.

          (b) The Company will promptly notify the Purchaser in writing (a "Notice") of any proposed registration (a "Proposed Registration") in connection with a Qualified Public Offering. If within 15 days of the receipt by the Purchaser of such Notice, the Company receives from the Purchaser, the Purchaser's Trust or the Purchaser's Estate a written request (a "Request") to register shares of Stock held by the Purchaser, the Purchaser's Estate or the Purchaser's Trust (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Purchaser and the Company), shares of Stock will be so registered as provided in this Section 10; PROVIDED, HOWEVER, that for each such registration statement only one Request, which shall be executed by the Purchaser, the Purchaser's Trust or the Purchaser's Estate, as the case may be, may be submitted for all Registrable Securities held by the Purchaser, the Purchaser's Estate and the Purchaser's Trust.

          (c) The maximum number of shares of Stock which will be registered pursuant to a Request will be the lowest of (i) the number of shares of Stock then held by the Purchaser (which for purposes of this subparagraph (c) shall include shares held by the Purchaser's Estate or a Purchaser's Trust), including all shares of Stock which the Purchaser is then entitled to acquire under an unexercised Option to the extent then exercisable or (ii) the maximum number of shares of Stock which the Company can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata with all Other Purchasers) as more fully described in subsection (d) of this Section 10 or (iii) the maximum number of shares which the Purchaser (pro rata based upon the aggregate number of shares of Common Stock the Purchaser and all Other Purchasers have requested be registered) and all Other Purchasers are permitted to register under the Registration Rights Agreement.

          (d) If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Qualified Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Stock which the "Holders" (as defined in the Registration Rights Agreement), including, without limitation, the Purchaser and Other Purchasers have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Stock then held by each such Holder (provided that any shares thereby allocated to any such Holder that exceed such Holder's request will be reallocated among the remaining requesting Holders in like manner).

          (e) Upon delivering a Request the Purchaser will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 10 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Purchaser will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Purchaser's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Purchaser's behalf with respect to the matters specified therein.

          (f) The Purchaser agrees that he will execute such other agreements as the Company may reasonably request to further evidence the provisions of this
Section 10.

          11.  PRO RATA REPURCHASES.

          Notwithstanding anything to the contrary contained in Sections 5, 6 or 7, if at any time consummation of all purchases and payments to be made by the Company pursuant to this Agreement and the Other Purchasers' Agreements would result in an Event, then the Company shall make purchases from, and payments to, the Purchaser and Other Purchasers pro rata (on the basis of the proportion of the number of shares of Stock and the number of Options each such Purchaser and all Other Purchasers have elected or are required to sell to the Company) for the maximum number of shares of Stock and shall pay the Option Excess Price for the maximum number of Options permitted without resulting in an Event (the "Maximum Repurchase Amount"). The provisions of Section 5(b) and 6(c) shall apply in their entirety to payments and repurchases with respect to Options and shares of Stock which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 11. Until all of such Stock and Options are purchased and paid for by the Company, the Purchaser and the Other Purchasers whose Stock and Options are not purchased in accordance with this Section 11 shall have priority, on a pro rata basis, over other purchases of Common Stock and Options by the Company pursuant to this Agreement and Other Purchasers' Agreements.

          12.  RIGHTS TO NEGOTIATE REPURCHASE PRICE.

          Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Stock or Options from the Purchaser, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon between the Parties, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Purchaser the right to sell, shares of Stock or the Company has the right to pay, or the Purchaser has the right to receive, the Option Excess Price under the terms of this Agreement.

          13.  COVENANT REGARDING 83(b) ELECTION.

          Except as the Company may otherwise agree in writing, the Purchaser hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired pursuant to Section 1 and the Stock to be acquired upon each exercise of the Purchaser's Options; and Purchaser further covenants and agrees that he will furnish the Company with copies of the forms of election the Purchaser files within 30 days after the date hereof, and within 30 days after each exercise of Purchaser's Non-Qualified Options and with evidence that each such election has been filed in a timely manner.

          14.  NOTICE OF CHANGE OF BENEFICIARY.

          Immediately prior to any transfer of Stock to a Purchaser's Trust, the Purchaser shall provide the Company with a copy of the instruments creating the Purchaser's Trust and with the identity of the beneficiaries of the Purchaser's Trust. The Purchaser shall notify the Company immediately prior to any change in the identity of any beneficiary of the Purchaser's Trust.

          15.  EXPIRATION OF CERTAIN PROVISIONS.

          The provisions contained in Sections 4, 5 and 6 of this Agreement and the portion of any other provision of this Agreement which incorporates the provisions of Sections 4, 5 and 6, shall terminate and be of no further force or effect with respect to any shares of Stock sold by the Purchaser (i) pursuant to an effective registration statement filed by the Company pursuant to Section 10 hereof or (ii) pursuant to the terms of the Sale Participation Agreement of even date herewith, among the Purchaser and Strata Associates, L.P.

          The provisions contained in Sections 2(e), 3, 4, 5, 6 and 13 of this Agreement, and the portion of any other provisions of this Agreement which incorporate the provisions of such Sections, shall terminate and be of no further force or effect upon the consummation of a merger, reorganization, business combination or liquidation of the Company, or a sale of Common Stock owned by the Investors, but only if such merger, reorganization, business combination, liquidation or sale of Common Stock results in Strata Associates, L.P. or any affiliate thereof, no longer having the power (i) to elect a majority of the Board of Directors of the Company or such other corporation which succeeds to the Company's rights and obligations pursuant to such merger, reorganization, business combination, liquidation or stock sale, or (ii) if the resulting entity of such merger, reorganization, business combination, liquidation or stock sale is not a corporation, to select the general partner(s) or other persons or entities controlling the operations and business of the resulting entity.

          16.  RECAPITALIZATIONS, ETC.

          The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

          17.  PURCHASER'S EMPLOYMENT BY THE COMPANY.

          Nothing contained in this Agreement or in any other agreement entered into by the Company and the Purchaser contemporaneously with the execution of this Agreement (i) obligates the Company or any subsidiary of the Company to employ the Purchaser in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of the Purchaser at any time or for any reason whatsoever, with or without Cause, and the Purchaser hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Purchaser concerning the Purchaser's employment or continued employment by the Company or any subsidiary of the Company.

          18.  STATE SECURITIES LAWS.

          The Company hereby agrees to use its best efforts to comply with all state securities or "blue sky" laws which might be applicable to the sale of the Stock and the issuance of the Options to the Purchaser.

          19.  BINDING EFFECT.

          The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under Section 2(a) hereof, such transferee shall be deemed the Purchaser hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) hereof) shall derive any rights under this

Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

          20.  AMENDMENT.

          This Agreement may be amended only by a written instrument signed by the Parties hereto.

          21.  CLOSING.

          Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock and the payment of the Option Excess Price, if any, pursuant to this Agreement shall take place at the principal office of the Company on the tenth business day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder or to cause the payment of the Option Excess Price, if any.

          22.  APPLICABLE LAW.

          The laws of the state of Delaware (or if the Company reincorporates in another state, of that state) shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against the Purchaser, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or New York, as the Company may elect in its sole discretion, and the Purchaser hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, the Purchaser appoints The Corporation Trust Company, at its office in New York, New York or Wilmington, Delaware (or if the Company reincorporates in another state, an office in that state), as the case may be, as his agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to the Purchaser in the manner provided in
Section 25 hereof, shall be deemed in every respect effective service of process upon him in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Purchaser, in such other jurisdictions and in such manner, as may be permitted by applicable law. The Purchaser hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware

(or if the Company reincorporates in another state, in that state) or New York, and the Purchaser hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

          23.  ASSIGNABILITY OF CERTAIN RIGHTS BY THE COMPANY.

          The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4, 5 and 6 hereof; provided, however, that the Company shall remain obligated to perform its obligations notwithstanding such assignment in the event that such assignee fails to perform the obligations so assigned to it.

          24.  MISCELLANEOUS.

          In this Agreement (i) all references to "dollars" or "$" are to United States dollars and (ii) the word "or" is not exclusive. If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

          25.  NOTICES.

          All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to whom it is directed:

          (a)  If to the Company, to it at the following address:

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               Suite 4200
               New York, New York  10019

               Attn:  Michael T. Tokarz

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3909

               Attn:  Arthur D. Robinson, Esq.

          (b) If to the Purchaser, to him at the address set forth below under his signature;

               or at such other address as either party shall have specified by notice in writing to the other.

          26.  COVENANT NOT TO COMPETE; CONFIDENTIAL INFORMATION.

          (a) In consideration of the Company entering into this Agreement with the Purchaser, the Purchaser hereby agrees effective as of the Purchase Date, for so long as the Purchaser is employed by the Company or one of its subsidiaries and for a period of one year thereafter (the "Noncompete Period"), the Purchaser shall not, directly or indirectly, engage in the production, sale or distribution of any product produced, sold or distributed by the Company or its subsidiaries on the date hereof or during the Noncompete Period anywhere in the world in which the Company or its subsidiaries is doing business other than through the Purchaser's employment with the Company or any of its subsidiaries. At the Company's option, the Noncompete Period may be extended for an additional one year period if (i) within nine months of the termination of the Purchaser's employment, the Company gives the Purchaser notice of such extension and (ii) beginning with the first anniversary of such termination, the Company pays the Purchaser an amount equal to the Purchaser's base salary on the date of the termination of his employment. Such amount shall be paid in installments in a manner consistent with the then current salary payment policies of the Company. For purposes of this Agreement, the phrase "directly or indirectly engage in" shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of otherwise, and shall include any direct or indirect participation in such enterprise as a consultant, licensor of technology or otherwise.

          (b) The Purchaser will not disclose or use at any time any Confidential Information (as defined below) of which the Purchaser is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Purchaser's performance of duties, if any, assigned to the Purchaser by the Company. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods,
(viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Purchaser proposes to disclose or use such information. The Purchaser acknowledges and agrees that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its subsidiaries (including its predecessors) and conceived, developed or made by the Purchaser while employed by the Company or its subsidiaries belong to the Company. The Purchaser will perform all actions reasonably requested by the Company (whether during or after the Noncompete Period) to establish and confirm such ownership at the Company's expense (including without limitation assignments, consents, powers of attorney and other instruments).

          (c) Notwithstanding clauses (a) and (b) above, if at any time a court holds that the restrictions stated in such clauses (a) and (b) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Purchaser's services are unique and because the Purchaser has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

          (d) Notwithstanding the foregoing paragraphs (a), (b) and (c), the provisions of any employment agreement in effect on the date hereof between the Company and Purchaser which contains covenants relating to confidentiality and competition shall supersede and replace the provisions of paragraphs (a), (b) and (c) and shall be deemed incorporated by reference in this Agreement in their entirety.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        EVENFLO & SPALDING HOLDINGS CORPORATION



                                        By
                                          --------------------------------------
                                        Name:
                                        Title:





                                        ----------------------------------------

                                        ----------------------------------------
                                                       Purchaser



                                        ----------------------------------------

                                        ----------------------------------------
                                                  Address of Purchaser

                                                                       EXHIBIT A


                     Form of Non-Qualified Stock Option Agreement